EXHIBIT 99.1


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 2DOTRADE, INC.
                 (Name of Small Business issuer in its charter)
                            (FORMERLY MORANZO, INC.)


          DELAWARE                 333-47238               88-0469180
  (State or other jurisdiction  (Commission File No.)    (IRS Employer
of incorporation or organization)                      Identification No.)



                                 207-1548 Johnson Road
                          White Rock, B.C. Canada  V4B3Z6
                      (Address of principal executive offices)

                                   (604) 542-5402
                            (Registrant's telephone number)
                             -----------------------------

                           INFORMATION STATEMENT PURSUANT TO
                            SECTION 14(f) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER

                             -----------------------------

               NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS
                REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
              NO PROXIES ARE BEING SOLICITED AND YOU ARE REQUESTED NOT TO
                               SEND THE COMPANY A PROXY.

         This Information Statement (the "Information Statement") is being mailed on or about June 27, 2001, to the holders of record on June 15, 2001, of the shares of the common stock, $0.001 par value(the "Common Stock") of 2DOTRADE,Inc. (the "Company"). It is being furnished in connection with the election of certain designees to the Board of Directors of the Company (the "Designee").

         The Company, on June 15, 2001 entered into an Agreement and Plan of Share Exchange with 2DOTRADE, a Nevada company. The essential terms of the Share Exchange are:

	a)	The registrant will be the surviving corporation with the
target initially being a subsidiary of the registrant; and
	b)	The shareholders of the Acquired Company will exchange
100% of the issued and outstanding for 16,000,000 shares of the registrant, on a pro rata basis: and
	c)	The Acquired Company, will be dissolved in Nevada after
the share exchange; and

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	d)	The registrant will assume all assets and liabilities of
the target; and
	e)	The Acquired Company's shareholders will, after the
completion of the transaction, control a majority of the voting rights of the registrant; and
	f)	A new board of directors of the registrant will assume
their offices as set forth in the Form 14(f), described in the exhibit index as Exhibit "99.1".

EXCHANGE OF SHARES CONSIDERATION

1. For the consideration described below, Sellers, as defined in the Agreement of Share Exchange, agree to transfer to Buyers, as defined in the Agreement of Share Exchange 16,000,000 shares of the Registrant's common shares, as compensation for 100% of the issued and outstanding share of 2DOTRADE, the Nevada corporation.

2. As a result of the Share Exchange, the directors of the registrant are to resign, effective ten (10) days after the filing of this Form 14 F-1 and the designees of the holders of a majority of the shares entitled to vote shall act as directors until the next annual meeting of the Company.

     No action is required by the shareholders of the Company to conclude the Transaction or in connection with the appointment of the Designees to the Board and the resignation of the current directors of the Company. However, Section 14(f) of the Securities Exchange Act of 1934, as amended (the"Exchange Act"), requires the Company to mail to the Company's shareholders the information contained in this Information Statement prior to a change in a majority of the Company's directors. This is because the change in control is not being done at a meeting of the Company's shareholders.

     The principal executive office of the Company is currently located at 207-1548 Johnson road, White Rock, BC, Canada V4B 3Z6.

                             COMMON STOCK

     The shares of Common Stock are the only class of voting securities of the Company outstanding. They are each entitled to one vote. As of June 14, 2001, there were 13,800,000 shares of Common Stock outstanding. After the Transaction, there will be 29,800,000 shares of Common Stock outstanding; and subsequent to the Share Exchange there will be no more than approximately 13,800,000 shares of Common Stock outstanding.


                RIGHT TO DESIGNATE DIRECTOR; THE DESIGNEE

     The Board of Directors of the Company currently consists of 2 members. Each director holds office until his or her successor is elected and qualified or until his or her death, resignation or removal. When the Transaction closes, the current director of the Company will resign and shall name the Designee to the Board as his successor. The Designees have agreed to act as directors.

     The Designees may take office at any time following the

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Closing, but not less than ten (10) days after the Company files this Information Statement with the Securities and Exchange Commission and transmits it to holders of record of the Company's Common Stock, who would be entitled to vote at a meeting for election of directors, and that, upon assuming office, the Designee will thereafter constitute the Company's sole member of the Board.

DESIGNEE

     The following table sets forth the full name of each designee who has agreed to become a director of the Company:,


Name                        Age             Position
--------------              ---             -------------------
Russell Taylor               61             Director; Chief Executive
                                            Officer; President

Barrington Ellis             39             Director


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company does not have standing audit, nominating or compensation committees of the Board of Directors, or committees performing similar functions. During the year ended
December 31, 2000, the Board of Directors held no meetings and did not act by written consent.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     No compensation has been paid or accrued for the benefit of any executive officer or directors of the Company during the fiscal year ended December 31, 2000.

     The Company has no bonus or incentive plans in effect, nor are there any understandings in place concerning additional compensation to the Company's officers and directors.

                     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     No single beneficial owner or Group or Group of officers and directors owns more than 5% of the Company's Common Stock.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of the Common Stock of the Company ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

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     To the best knowledge of the Company, no Reporting Person was delinquent with their Exchange Act Section 16(a) reporting requirements during the most recent fiscal year.

Dated:  June 28, 2001.

                            2DOTRADE, INC.

                            /s/ Russell Taylor,
                            President, Director



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